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                                   EXHIBIT 2.8

                      TERMINATION AND SETTLEMENT AGREEMENT
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BACKGROUND
----------

Isolyser Company, Inc., a Georgia corporation, having its principal place of business at 4320 International Blvd., Norcross, Georgia 30093 ("Isolyser") and Allegiance Healthcare Corporation, a Delaware Corporation, having its principal place of business at 1500 Waukegan Road, McGaw Park, Illinois 60085, and its Affiliates (collectively referred to as "Allegiance") entered into a Supply and License Agreement which was effective July 12, 1999 (the "Agreement").

SUBJECT OF THE AGREEMENT
------------------------

Isolyser developed proprietary rights in the manufacture and sale of certain products which are sold under the OREX(R) trademark, all of which are manufactured from Isolyser's proprietary degradable polyvinyl alcohol ("PVA") or novel dispersal polymers ("NDP") material which can be dissolved and then disposed via normal sanitary sewer systems ("Material"). Isolyser desired to expand its commercial opportunities through the manufacture and sale of the Material to Allegiance and by licensing to Allegiance the Patents and Trademarks relating to the right to make, use, distribute and sell healthcare products made from the Material ("Products"). Isolyser, under the terms of the Agreement granted to Allegiance a worldwide exclusive license to make, use and sell Products embodying or made in accordance with the inventions claimed in the Patents within and for healthcare applications. The Agreement defined a term and certain rights and obligations of the parties. Isolyser and Allegiance amended the Agreement March 27, 2000 (the "Amendment") and further amended the Agreement by a Letter Agreement dated January 8, 2001. Copies of the Agreement, Amendment and Letter Agreement are attached hereto as Exhibits A, B and C, respectively.

          AGREEMENT BETWEEN THE PARTIES TO TERMINATE AND SETTLE CERTAIN
          -------------------------------------------------------------
                       ISSUES RELATED TO UNUSED INVENTORY
                       ----------------------------------

Isolyser and Allegiance have had discussions concerning the status of the Transition Period which is defined in the Letter Agreement. Isolyser and Allegiance have agreed not to dedicate further resources to achieve the Success Criteria outlined in the Letter Agreement. The parties now agree as follows:

         1.       The Transition Period ended July 31, 2001.

         2. Both parties will cooperate to assure that the Founder Accounts will be transitioned in a manner that will be consistent with a customer's request and in a manner that is least disruptive to the customers.

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         3.       In consideration of Allegiance: (i) having made a substantial investment in the License Agreement; and (ii) having met all of its obligations and responsibilities under the Agreement; Isolyser and Allegiance agree as follows:

                  a) Isolyser will not grant any third-party a license related to the subject of the license granted to Allegiance in the Agreement until after April 11, 2003. If at any time after April 11, 2003 and before April 11, 2004 Isolyser has a "technology break through" and is able to meet the Success Criteria defined in the Letter Agreement, Isolyser will notify Allegiance of this fact prior to notifying any other third party, except for a third-party that has substantially contributed to the technology breakthrough.

                  b) If during the time period up to April 11, 2003, Isolyser has a "technology break-through" and is able to meet the Success Criteria defined in the Letter Agreement, Isolyser will immediately offer Allegiance the opportunity to enter into a new form of License Agreement under terms at least as favorable to Allegiance as those contained in the Agreement.

                  c)      Isolyser will reimburse Allegiance (at Allegiance's
cost) for all unused Material which the parties agree is $359,553.

                  d) Isolyser will reimburse Allegiance for all expense associated with the inbound warehouse storage of the Isolyser Material which the parties agree is $29,000.

                  e) Isolyser will reimburse Allegiance for half of the cost of the components and cut parts which were ordered and kept in inventory for the purpose of making Products, which the parties agree is $108,521. Isolyser's portion is $54,000.

                  f) Isolyser will reimburse Allegiance for half of the cost of the finished goods (packaged and sterilized) as well as bulk non-sterile, which the parties agree is $232,000. Isolyser's portion is $116,000.

                  g) The reimbursement amounts described in c) through f) above will be paid by Isolyser by September 30, 2001.

                  h) Allegiance will return the Material and finished goods to Isolyser after receipt of payment from Isolyser and agrees that Isolyser may use same to manufacture and sell products for healthcare applications; provided, however, that if the finished goods contain any reference to the Allegiance name or trademarks Isolyser will enter into a separate agreement acknowledging and agreeing to Allegiance's requirements concerning the use of its name and or trademarks.

         4. Except for the rights reserved by Allegiance described in 3.a) and 3.b) above, the Agreement and Letter Agreement are terminated effective July 31, 2001, with the exception of sections 2.7.2, 2.8, 4.5, 4.6, 4.7, 4.8, 5.1.5,
5.4 and 5.6 of the Agreement which will survive termination of the Agreement. Further, the parties acknowledge that the Confidentiality Agreement effective December 15, 2000 between Allegiance and Isolyser (the "Confidentiality Agreement") remains in full force and effect. A copy of the Confidentiality Agreement is attached hereto as Exhibit D.

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         5.       Except with respect to the agreements set forth herein,
Allegiance releases Isolyser from and agrees not to assert any claim that Isolyser has breached its duties under the Agreement or the Letter Agreement except the obligation to indemnify and hold harmless against all losses to the extent that such losses arise out of or result from patent infringement or the use of Products or Materials which are the subject of the Agreement (including without limitation, losses resulting from personal injury or property damage) shall remain in full force and effect.

AGREED TO ON SEPTEMBER __, 2001             AGREED TO BY:

ALLEGIANCE HEALTHCARE                       ISOLYSER COMPANY, INC.
CORPORATION


By:                                         By:
   ---------------------------------           ---------------------------------

Printed Name:                               Printed Name:
             -----------------------                     -----------------------

Title:                                      Title:
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Date:                                       Date:
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